Exhibit 99.1

Contact:

Gary S. Titus	Jane M. Green
Chief Financial Officer	VP, Corporate Communications
510.731.5335 (office)
510.731.5373	415.652.4819 (mobile)
titus@kosan.com	green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN PRICES REGISTERED DIRECT OFFERING

Hayward, CA – February 9, 2007 – Kosan Biosciences Incorporated (Nasdaq:KOSN) today announced that it has entered into definitive purchase agreements with institutional investors to sell approximately 7 million shares of its common stock at a price of $6.50 per share in a registered direct offering. The offering will raise gross proceeds to Kosan of approximately $45.5 million before placement agent fees and other offering expenses. The sale is being made under an effective shelf registration statement previously filed with the Securities and Exchange Commission. The closing of the transaction is expected to occur on February 13, 2007, subject to the satisfaction of customary closing conditions.

Cowen and Company, LLC served as the lead placement agent for this offering. The co-placement agents on the offering were Leerink Swann & Company and Rodman & Renshaw, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Cowen & Company, LLC or from the offices of Cowen and Company, LLC c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development — Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Kosan’s proprietary formulation of tanespimycin (KOS-953) is currently in Phase 1 and 2 clinical trials, primarily for multiple myeloma in combination with Velcade(R) (bortezomib) and HER2-positive metastatic breast cancer in combination with Herceptin(R) (trastuzumab). In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase 2 single-agent clinical trial in patients with HER2-positive metastatic breast cancer, as well as a Phase 2 combination trial with Herceptin. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

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This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to the closing of Kosan’s registered direct offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to customary closing conditions related to the registered direct offering and other risks detailed from time to time in the Company’s publicly filed reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and other periodic filings with the Securities and Exchange Commission. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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